Exhibit 10.10

February 28, 2007

John Schmid

11385 Mandrake Point

San Diego CA 92131

Re: Amended and Restated Offer of Employment

Dear John:

Trius Therapeutics, Inc., a California corporation formerly known as Rx3 Pharmaceuticals, Inc. (the “Company”), and you are signatories to an Offer of Employment dated December 17, 2004, as amended March 22, 2006, that outlines the terms and conditions of your employment with the Company (the “Prior Offer of Employment”). This Amended and Restated Offer of Employment amends and restates the Prior Offer of Employment in its entirety effective as of February 1, 2007. The Amended and Restated Offer of Employment follows:

1. Position. The Company will employ you in the position of Chief Financial Officer. Your employment will be on a full time basis, at the Company’s office in San Diego.

2. Compensation. Effective as of February 1, 2007, the Company will compensate you at the rate of $18,333.33 per month ($220,000 annualized salary). The Company will pay you your salary semi-monthly in arrears less customary payroll taxes and withholding taxes. Consideration for salary increase will be on an annual basis, with any increase to be at the sole discretion of the Company. Additionally, you are entitled to a cash bonus equal to $81,588.65 due and payable on March 31, 2007. The remainder of your accrued bonus shall be forfeited.

3. Stock Grant. You will be granted a stock option entitling you to purchase 300,000 shares of Common Stock of the Company (the “Common Stock”). This stock option grant is pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”) and is subject to the approval of the Company’s Board of Directors (the “Board”). The stock option exercise price shall be set at 100% of the fair market value of the Common Stock on the date of grant, which shall be determined by the Board in its sole discretion in accordance with the terms of the Plan. Your stock options shall vest during the course of your employment, with 25% of the shares subject to the stock option vesting upon the first anniversary of the grant, and the remaining 75% of the shares subject to your stock option vesting in equal monthly installments (at the end of each month) thereafter, such that the stock option shall be fully vested on the fourth anniversary of the commencement of your employment.

4. Fringe Benefits. You will be entitled to the customary fringe benefits made available to other employees of the Company in similar positions. Said fringe benefits include a group health insurance program covering you, and vacation and illness leave time (or paid time off which will be determined when formal policies are put in place).

5. Termination Provisions. Should you be terminated without cause you will be entitled to receive a severance payment equivalent to 3 months of your annual salary. In the event that your termination without cause is in connection with a change of control of the company you will be entitled to receive a severance payment equivalent to 9 months of your annual salary.

6. Company Policies. You will be expected to comply with all of the Company’s policies and practices, particularly including:

a. You will abide by the Company’s “Confidentiality and Inventions Agreement,” which you have previously signed, pursuant to which you are obligated to (i) assign to the Company inventions conceived or developed by you during the duration of your employment with the Company and (ii) maintain the confidentiality of all of the Company’s confidential information, and (iii) not use or disclose to any other person any of the Company’s confidential information at any time, before, during or after the term of your employment with the Company; and

b. You will not pursue any activities during the term of your employment with the Company which in any way interferes with the performance of your responsibilities to the Company, or which in any way are adverse to or competitive with the business of the Company.

7. Term. This employment relationship is an “at will” employment which will continue indefinitely unless and until terminated by either party. While it is anticipated that this employment relationship will be a long term and mutually rewarding employment relationship, each party nevertheless reserves the right to terminate the employment relationship at any time, without cause, upon fourteen (14) days’ prior written notice. Further, upon any breach by either party, the nonbreaching party may terminate immediately.

To evidence your concurrence with the above-stated Amended and Restated Offer of Employment, please sign and return to me the enclosed copy of this letter.

Sincerely,

By:	/s/ Jeff Stein
Jeff Stein, President and CEO

ACCEPTED AND AGREED TO AS SET FORTH ABOVE:

Dated: 2/28, 2007	/s/ John P. Schmid
John P. Schmid